EXHIBIT 99.1

News Release

February 3, 2011
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Earnings For 2010

Sparta, Michigan - President and Chief Executive Officer James Bosserd announced that ChoiceOne Financial Services, Inc. reported net income of $659,000 for the fourth quarter of 2010, compared to $23,000 in the same period last year. Earnings per share were $0.20 for the fourth quarter of 2010, compared to $0.00 for the same quarter in 2009. Net income for the year of 2010 was $2,711,000 or $0.83 per share, compared to $1,478,000 or $0.45 per share for the year of 2009.

"We believe the results from this past quarter confirm our solid strategy to grow our community bank franchise located in Western Michigan," Bosserd commented. "We are pleased with our earnings for the fourth quarter and year of 2010. Our net interest income, provision for loan losses, and noninterest income for the year of 2010 were improved compared to the prior year while our noninterest expenses were slightly lower. We experienced steady growth in both assets and local deposits during the year. We believe that these are all positive trends. In addition, we reduced our nonperforming loans by $5.6 million or 40 percent from the end of 2009 to the end of 2010."

The increase in net income in the fourth quarter and year of 2010 compared to the same periods in 2009 was due to higher net interest income, lower provisions for loan losses, and higher noninterest income. Noninterest expense increased in the fourth quarter of 2010 and was slightly lower for the year of 2010 when compared to the same periods in the prior year.

Net interest income was $440,000 higher in the fourth quarter of 2010 and $999,000 higher for the year of 2010 than in the same periods in 2009. Rate reductions in funding costs that exceeded those in earning assets caused ChoiceOne's net interest income spread to be 22 basis points higher for the year of 2010 than for the prior year. Average earning assets were $8.0 million higher for the year of 2010 than for 2009. The average balance of loans was $5.3 million lower for the year of 2010 compared to 2009, with the primary cause being lessened loan demand in 2010 due to the uncertain economy. The average balance of securities was $9.5 million higher in 2010 than in the prior year as securities were purchased to replace the reduction in loans and to provide earning assets growth. Other interest-earning assets (primarily federal funds sold and other interest-bearing bank balances) were $3.8 million higher in 2010 as a result of growth in average local deposits.

The provision for loan losses was $1,000,000 in the fourth quarter of 2010 and $3,950,000 for the year of 2010, compared to $1,700,000 and $4,875,000, respectively, in the same periods in the prior year. The decrease in the provision for loan losses in both periods in 2010 was due to reductions in net charge-offs and nonperforming loans. Net charge-offs were $1,112,000 in the fourth quarter and $3,543,000 for the year of 2010 compared to $1,481,000 and $4,153,000, respectively, in the same periods in the prior year. Nonperforming loans were $8.4 million as of December 31, 2010, compared to $11.0 million as of September 30, 2010 and $14.0 million as of the end of 2009. ChoiceOne's allowance for loan losses as a percentage of total loans was 1.48 percent as of December 31, 2010, compared to 1.53 percent as of September 30, 2010 and 1.34 percent as of December 31, 2009.

Noninterest income was $1.3 million in the fourth quarter of 2010 and $5.6 million for the year of 2010, compared to $1.2 million and $5.4 million, respectively, in the same periods in 2009. Gains on loan sales were $202,000 higher in the fourth quarter of 2010 as ChoiceOne sold $11.5 million of residential mortgage loans in the secondary market in 2010, compared to $4.1 million in the fourth quarter of 2009. Gains on sales of securities were $242,000 lower in the fourth quarter of 2010 and $88,000 higher for the year of 2010 compared to the same periods in 2009. The fourth quarter of 2009 included $217,000 of gains recorded from sales of preferred stock that represented a recovery of losses recognized on money market preferred securities in 2008.

Noninterest expense was $195,000 higher in the fourth quarter of 2010 and $10,000 lower for the year of 2010 than in the same periods in 2009. Compensation and benefits expense was $128,000 higher in the fourth quarter of 2010 and $138,000 higher for the year of 2010 compared to the same periods in 2009 as a result of staffing increases in retail banking and higher commission expense related to mortgage originations volume. Occupancy and equipment expense was $113,000 lower in the fourth quarter of 2010 and $70,000 lower for the year of 2010 compared to the same periods in 2009 due to lower depreciation expense. FDIC insurance expense was $144,000 lower for the year of 2010 compared to 2009 due to a $204,000 special assessment levied by the FDIC in the second quarter of 2009. Loan collection and foreclosed properties expense decreased $100,000 for the year of 2010 compared to 2009 due to lower activity levels.

Total assets decreased $1.5 million in the fourth quarter of 2010 and grew $14.6 million in the last twelve months. Securities increased slightly in the fourth quarter of 2010 and $16.0 million in the last twelve months as funds obtained from local deposit growth were invested to maintain earning assets. Loans grew $3.2 million in the fourth quarter of 2010 and declined $4.9 million since the end of 2009. Loan demand continued to be affected by economic concerns in 2010. Checking, money market, and savings accounts increased $3.9 million in the fourth quarter of 2010 and grew $30.0 million in the last twelve months. Local certificates of deposit increased $1.4 million in the fourth quarter of 2010 and decreased $6.6 million in the last twelve months.

"Our growth in checking, money market, and savings accounts demonstrates our commitment to developing relationships with our customers," Bosserd stated. "Growth in these core deposits has allowed us to improve our net interest margin and liquidity and has given us the funds to grow our assets during 2010."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 13 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	12/31/2010	9/30/2010	12/31/2009
Cash and Cash Equivalents	$24,074	$27,697	$19,750
Securities	94,979	94,919	78,987
Loans	313,821	310,610	318,716
Premises and Equipment	12,525	12,762	11,918
Other Assets	35,125	36,029	36,544

Total Assets	$480,524	$482,017	$465,915

Noninterest-bearing Deposits	$66,932	$64,674	$60,802
Interest-bearing Demand Deposits	118,874	119,200	101,825
Savings Deposits	43,572	41,610	36,791
Local Certificates of Deposit	152,602	151,176	159,217
Nonlocal Certificates of Deposit	7,904	9,904	6,375
Borrowings	30,722	34,907	42,664
Other Liabilities	5,605	5,656	5,315

Total Liabilities	426,211	427,127	412,989

Shareholders' Equity	54,313	54,890	52,926

Total Liabilities and Shareholders' Equity	$480,524	$482,017	$465,915

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Interest Income	$5,522	$5,563	$21,961	$23,086
Interest Expense	1,086	1,567	4,966	7,090

Net Interest Income	4,436	3,996	16,995	15,996

Provision for Loan Losses	1,000	1,700	3,950	4,875
Noninterest Income	1,266	1,224	5,569	5,421
Noninterest Expense	3,901	3,706	15,249	15,259

Income Before Income Tax	801	(186)	3,365	1,283
Income Taxes/(Benefit)	142	(209)	654	(195)

Net Income	$659	$23	$2,711	$1,478

Basic Earnings Per Share	$0.20	$0.00	$0.83	$0.45
Diluted Earnings Per Share	$0.20	$0.00	$0.83	$0.45

Performance Ratios
Return on Average Assets (Annualized)			0.58%	0.33%
Return on Average Equity (Annualized)			5.02%	2.78%
Net Interest Margin (Tax Equivalent)			4.12%	3.90%
Efficiency Ratio			68.9%	72.4%
Net Loan Charge-offs			$3,543	$4,153
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			1.12%	1.30%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "expects," "will," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses and the fair value of investment securities involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors that could cause a difference include, among others: the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of ongoing military actions; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These and risk other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.